EXHIBIT 11.1

                       HORIZON/CMS HEALTHCARE CORPORATION
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per share earnings)
                                   (unaudited)

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                                                                      For the Three Months Ended
                                                                 August 31, 1997     August 31, 1996
                                                                 -----------------------------------
Common and Common Equivalents:
  Net earnings ..............................................        $ 8,837           $ 8,061
                                                                 ===================================
Applicable common shares:
  Weighted average outstanding shares during the period .....         52,405            51,976
  Weighted average shares issuable upon exercise of common
    stock equivalents outstanding (principally stock
    options and warrants using the treasury stock method)....            703               134
                                                                 -----------------------------------
Total .......................................................         53,108            52,110
                                                                 ===================================
Net earnings per share:                                              $  0.17           $  0.15
                                                                 ===================================

Assuming Full Dilution:
  Net earnings ..............................................        $ 8,837           $ 8,061
  Interest on convertible debentures, net of income taxes....             22                22
                                                                 -----------------------------------
  Net earnings used for computation of per share earnings....        $ 8,859           $ 8,083
                                                                 ===================================

Applicable common shares:
  Weighted average outstanding shares during the period               52,405            51,976
  Weighted average shares issuable upon exercise of common
    stock equivalents outstanding (principally stock
    options and warrants using the treasury stock method
    and convertible debentures) .............................            832               270
                                                                 -----------------------------------
   Total ....................................................         53,237            52,246
                                                                 ===================================
Net earnings per share:                                              $  0.17           $  0.15
                                                                 ===================================


                                       22


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